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                                                                    EXHIBIT 4.23

                                                                 Draft of 4/4/94

              PREFERRED SECURITIES PAYMENT AND GUARANTEE AGREEMENT


     THIS PREFERRED SECURITIES PAYMENT AND GUARANTEE AGREEMENT ("Guarantee Agreement"), dated as of April __, 1994, is executed and delivered by ENSERCH Corporation, a Texas corporation (the "Guarantor"), for the benefit of the Holders (as defined below) from time to time of the Preferred Securities (as defined below) of Enserch Capital L.L.C., a Delaware limited liability company with limited life (the "Issuer").

     WHEREAS, the Issuer is issuing on the date hereof __________ preferred limited liability company interests of a series designated the __% Cumulative Monthly Income Preferred Securities, Series A (the "Preferred Securities"), and the Guarantor desires to issue this Guarantee Agreement for the benefit of the Holders, as provided herein;

     WHEREAS, the Issuer pursuant to the Capital Loan Agreement (as defined below) will loan the proceeds from the issuance and sale of the Preferred Securities and its common limited liability company interests (the "Common Securities") to Enserch Preferred Capital, Inc. ("Enserch Preferred") and Enserch Preferred will reloan such proceeds to the Guarantor; and

     WHEREAS, the Guarantor desires hereby irrevocably and unconditionally to agree to the extent set forth herein to pay to the Holders the Guarantee Payments (as defined below) and to make certain other payments on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the purchase by each Holder of the Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders.

                                   ARTICLE I.
                                   ----------

     As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Amended and Restated Limited Liability Company Agreement of the Issuer dated as of April __, 1994 (the "Limited Liability Company Agreement").

     "Capital Loan Agreement" shall mean the agreement, dated the date hereof, pursuant to which the Issuer will loan to Enserch
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Preferred the proceeds received by the Issuer from the issuance and sale of the
Preferred Securities and the Common Securities.

     "Guarantee Payments" shall mean the following payments, without duplication, to the extent not paid by the Issuer: (i) any accumulated and unpaid dividends which have been theretofore declared on the Preferred Securities out of moneys legally available therefor, (ii) the Redemption Price payable with respect to any Preferred Securities called for redemption by the Issuer out of funds legally available therefor, (iii) upon a liquidation of the Issuer, the amount of the Liquidation Distribution and (iv) any Additional Amounts (as defined below) payable by the Issuer in respect of the Preferred Securities.

     "Holder" shall mean any holder from time to time of any Preferred Securities of the Issuer; provided, however, that in determining whether the Holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor or any entity owned more than 50% by the Guarantor, either directly or indirectly.

     "Liquidation Distribution" shall mean the aggregate of the liquidation preference of $25 per Preferred Security and all accumulated and unpaid dividends (whether or not declared) to the date of payment.

     "Loan Guarantee Agreement" shall mean the Loan Payment and Guarantee Agreement of the Guarantor dated the date hereof relating to the Loans.

     "Loans" shall mean the loans from the Issuer to Enserch Preferred pursuant to the Capital Loan Agreement.

     "Paying Agent" shall mean ENSERCH Corporation, as registrar, transfer agent and paying agent.

     "Preferred Loan Agreement" shall mean the Preferred Loan Agreement dated the date hereof between Enserch Preferred and the Guarantor.

     "Redemption Price" shall mean $25 per Preferred Security plus accumulated and unpaid dividends (whether or not declared) to the date fixed for redemption.

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                                  ARTICLE II.
                                  -----------

     SECTION 2.01. (a) The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments, as and when due (except to the extent paid by the Issuer), regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

     (b) All Guarantee Payments shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied upon or as a result of such payment by or on behalf of the United States, any state thereof or any other jurisdiction through which or from which such payment is made, or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, the Guarantor shall pay such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts received by the Holders after such withholding or deduction will equal the amount which would have been receivable in respect of the Preferred Securities in the absence of such withholding or deduction, except that no such additional amounts will be payable to any Holder (or a third party on his behalf):

               i) if such Holder is liable for such taxes, duties, assessments or governmental charges in respect of the Preferred Securities by reason of such Holder's having some connection with the United States, any state thereof or any other jurisdiction through which or from which such payment is made, other than being a Holder, or

               ii) if the Issuer or the Guarantor has notified such Holder of the obligation to withhold taxes and requested but not received from such Holder a declaration of non-residence, a valid taxpayer identification number, or other claim for exemption, and such withholding or deduction would have not been required had such declaration, taxpayer identification number or claim been received.


          SECTION 2.02. The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

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          SECTION 2.03.  The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

          (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by the Issuer;

          (b) the extension of time for the payment by the Issuer of all or any portion of the dividends, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities;

          (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

          (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt, of or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

          (e) any invalidity of, or defect or deficiency in, any of the Preferred Securities; or

          (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

          SECTION 2.04.  This is a guarantee of payment and not of collection.
A Holder may enforce this Guarantee Agreement directly against the Guarantor, and the Guarantor will waive any right or remedy to require that any action be brought against the Issuer or any other person or entity before proceeding against the Guarantor. Subject to Section 2.05, all waivers herein contained shall be without prejudice to the Holders' right at the Holders' option to proceed against the Issuer, whether by separate action or by joinder. The Guarantor agrees that this Guarantee Agreement shall not be discharged except by payment of the Guarantee Payments in

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full (to the extent not paid by the Issuer) and by complete performance of all obligations of the Guarantor contained in this Guarantee Agreement.

          SECTION 2.05. The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement and shall have the right to waive payment of any amount of dividends in respect of which payment has been made to the Holders by the Guarantor pursuant to Section 2.01; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement or the Loan Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to pay over such amount to the Holders.

          SECTION 2.06. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Preferred Securities and that the Guarantor shall be liable as principal and sole debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive, of Section 2.03 hereof.


                                  ARTICLE III.
                                  ------------

          SECTION 3.01. So long as any Preferred Securities remain outstanding, neither the Guarantor nor any majority-owned subsidiary of the Guarantor shall declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing (other than (i) payments under this Guarantee Agreement or the Loan Guarantee Agreement, or (ii) dividends or guarantee payments to the Guarantor or a wholly owned subsidiary of the Guarantor) if at such time the Guarantor shall be in default with respect to its payment or other obligations hereunder or there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Capital Loan Agreement. The Guarantor shall take all actions necessary to ensure the compliance of its subsidiaries with this
Section 3.01.

          SECTION 3.02. The Guarantor covenants, so long as any Preferred Securities remain outstanding: (i) to maintain direct or indirect 100% ownership of the Common Securities; (ii) not to voluntarily dissolve, wind-up or terminate the Issuer; (iii) to remain the Class A Member (as defined in the Limited Liability

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Company Agreement) of the Issuer and to timely perform all of its duties as
Class A Member of the Issuer (including the duty to declare and pay dividends on the Preferred Securities) in all material respects, provided that any permitted successor of the Guarantor under the Preferred Loan Agreement may succeed to the Guarantor's duties as Class A Member; and (iv) to use its reasonable efforts to cause the Issuer to remain a limited life limited liability company and otherwise continue to be treated as a partnership for United States federal income tax purposes.

          SECTION 3.03. The Guarantor hereby covenants that (i) the corporate formalities as to the creation, payment and performance of the respective obligations of the Guarantor and Enserch Preferred with respect to this Guarantee Agreement, the Capital Loan Agreement, the Preferred Loan Agreement, the Loan Guarantee Agreement, the Limited Liability Company Agreement and the Underwriting Agreement among the Issuer and the underwriters named therein (herein collectively, the "Agreements") will be complied with in all material respects, (ii) any registration statement, prospectus or other similar document used by the Issuer for the offer and sale of its securities will clearly delineate the separate existence of the Guarantor, Enserch Preferred and the Issuer, (iii) the Guarantor will not, nor will it permit the Issuer to conceal the separate existence of the other or of the Issuer, or dominate the affairs of the other or of the Issuer or otherwise improperly control the other or the Issuer, in any manner so as to defraud or deceive the creditors of the Guarantor, Enserch Preferred or the Issuer, as the case may be, (iv) the formalities of the corporate existence of the Guarantor, Enserch Preferred and the Issuer will be maintained, and all charter, by-law and other similar provisions will be complied with, in all material respects, (v) other than as set forth herein and in the Agreements, no material restrictions will be placed by the Guarantor upon the exercise by the directors and officers of Enserch Preferred of their business judgment in managing the business and affairs of Enserch Preferred, and (vi) to the extent that any officers or employees of Enserch Preferred are paid salaries in their capacities as such, payment will be made from the assets of Enserch Preferred and not by the Guarantor. The Guarantor shall not permit Enserch Preferred to enter into any agreement or incur any indebtedness or obligation, except as contemplated by the Agreements.

          SECTION 3.04. This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all liabilities of the Guarantor, (ii) pari passu with any guarantee entered into by the Guarantor in respect of preferred securities of the Issuer ranking pari passu with the Preferred Securities as to participation in the profits or assets of the Issuer unless such guarantee provides that it is subordinated to this Guarantee Agreement, and (iii) senior to any preferred or preference stock

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now or hereafter issued by the Guarantor and any guarantee entered into by the
Guarantor in respect of any preferred or preference stock of any affiliate of the Guarantor (other than any guarantee ranking pari passu with this Guarantee Agreement pursuant to clause (ii) above).

                                  ARTICLE IV.
                                  -----------

          This Guarantee Agreement shall terminate and be of no further force and effect upon full payment of the Redemption Price of all Preferred Securities or upon full payment of the amounts payable to the Holders upon liquidation of the Issuer; provided, however, that this Guarantee Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any Holder of Preferred Securities must restore payment of any sums paid under the Preferred Securities or under this Guarantee Agreement for any reason whatsoever.

                                   ARTICLE V.
                                   ----------

          SECTION 5.01. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders. The Guarantor shall not assign its obligations hereunder without the prior approval of the Holders of not less than 66-2/3% of all Preferred Securities then outstanding.

          SECTION 5.02. Except with respect to any changes which do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), this Guarantee Agreement may only be amended by an instrument in writing signed by the Guarantor with the prior approval of the Holders of not less than 66-2/3% of all Preferred Securities then outstanding.

          SECTION 5.03. Any notice, request or other communication required or permitted to be given hereunder to the Guarantor shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail) or telex, addressed to the Guarantor, as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex), to it:

          ENSERCH Corporation
          ENSERCH Center
          300 South St. Paul Street
          Dallas, Texas 75201

          Facsimile No.: (214) 573-3351
          Attention: Treasurer

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          Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by the Guarantor in the same manner as notices sent by the Issuer to the Holders.

          SECTION 5.04. The masculine and neuter genders used herein shall include the masculine, feminine and neuter genders.

          SECTION 5.05. This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Preferred Securities.

          SECTION 5.06. THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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          THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.



                                    ENSERCH Corporation



                                    By: ___________________________
                                        Name:
                                        Title:

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